Exhibit 10.27

AKAMAI TECHNOLOGIES, INC.

Policy on Director Compensation Payable Upon Departure from the Board

Upon a non-employee director’s departure from the Board, such director, if he or she has completed one year of Board service, will receive:

•	A cash payment equal to the pro-rated annual cash retainer payable to such director under Akamai’s non-employee director compensation plan and

•	Acceleration of 100% of the unvested DSUs and RSUs held by such director at the time of departure. Such shares will become exercisable in full.
In addition, if a director has completed three years of Board service at the time of departure, 100% of the unvested stock options initially granted to such director upon joining the Board will accelerate at the time of departure and become exercisable in full.
In addition, if a director has completed two years of Board service at the time of departure, 100% of the unvested RSUs initially granted to such director upon joining the Board will accelerate at the time of departure and become exercisable in full.